Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
(Pursuant to Section 242)

STP Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by a majority vote of its members, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of STP Corporation be amended by changing the first Article thereof so that, as amended, said article shall read as follows:

“1.  The name of the corporation is The Armor All/STP Products Company.”

SECOND: That the sole shareholder has given its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this corporation has caused this certificate to be signed by its Vice President - Secretary, and attested by its Assistant Secretary, this 28th day of May, 1999.

By:	/s/ Peter D. Bewley
P.D. Bewley
Vice President - Secretary

ATTEST:

By:	/s/ T. W. Huckaby
T. W. Huckaby
Assistant Secretary

State of Delaware
Secretary of State
DIVISION OF CORPORATIONS
FILED 04:30 PM 05/28/1999
991217669 - 0857706

State of Delaware
Secretary of State
DIVISION OF CORPORATIONS
FILED 03:30 PM 08/31/2001
010434327 - 0857706

CERTIFICATE OF MERGER

OF

ARMOR ALL PRODUCTS CORPORATION

INTO

THE ARMOR ALL/STP PRODUCTS COMPANY

* * * * * * * *

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION

Armor All Products Corporation	Delaware

The Armor All/STP Products Company	Delaware

SECOND: Than an agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 251 of the General Corporation Law of Delaware.

THIRD: That the name of the surviving corporation of the merger is The Armor All/STP Products Company

FOURTH: That the amendments or changes in the Certificate of Incorporation of The Armor All/STP Products Company, the surviving corporation, as are to be effected by the merger are as follows:

Article 4. of the Company’s Certificate of Incorporation is amended to read, in its entirety, as follows:

“The total number of shares of all classes of stock which the Corporation is authorized to issue is two thousand (2,000) shares of Common Stock, with a par value of one dollar ($1.00) per share.”

FIFTH: That the executed Agreement of Merger is on file at an office of the surviving corporation, the address of which is 1221 Broadway, Oakland, California 94612-1888.

SIXTH: That a copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

Dated: August 31, 2001

THE ARMOR ALL/STP PRODUCTS COMPANY

By:	/s/ PETER D. BEWLEY
Peter D. Bewley
Vice President – Secretary